Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Per Share Net Income and Core Operating Income of $2.30 and $2.34, Respectively, Including Catastrophe Losses of $0.64 Per Share Versus $0.35 Prior Year; Net Premiums Written Up 5.9%

•	Core operating income was $1.1 billion. Core operating income excluding catastrophe losses was $1.4 billion, or $2.98 per share, up 5.3% per share on the same basis from last year. Core operating income with an expected level of catastrophe losses was $1.2 billion, or $2.62 per share, up 4.8% per share on the same basis from last year.

•	P&C net premiums written were $6.5 billion, up 5.8%.

•	P&C combined ratio was 90.1% compared with 87.5% prior year. P&C current accident year combined ratio excluding catastrophe losses was 87.6% compared with 88.0% prior year.

•	P&C underwriting income was $642 million. P&C current accident year underwriting income excluding catastrophe losses was $813 million, up 7.2%.

•	Adjusted net investment income was $877 million, pre-tax, up 4.9%.

•	Annualized ROE and core operating ROE were 8.4% and 8.7%, respectively.

ZURICH – April 24, 2018 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2018 of $1,082 million, or $2.30 per share, compared with $1,093 million, or $2.31 per share, for the same quarter last year. Core operating income was $1,097 million, or $2.34 per share, compared with $1,175 million, or $2.48 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 90.1%. Book value and tangible book value per share decreased 0.2% and 0.3%, respectively, from December 31, 2017 and now stand at $110.10 and $65.65, respectively. Book value and tangible book value per share growth was negatively impacted by realized and unrealized losses of $938 million, after-tax, in the company’s investment portfolio, driven by rising interest rates. Foreign currency movement favorably impacted book value by $310 million after-tax and tangible book value by $136 million after-tax.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2018	2017	Change	2018	2017	Change
Net income	$1,082	$1,093	(1.1)%	$2.30	$2.31	(0.4)%
Chubb integration expenses, net of tax	8	74	(89.2)%	0.02	0.16	(87.5)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	50	55	(9.1)%	0.11	0.12	(8.3)%
Adjusted net realized (gains) losses, net of tax	(43)	(47)	(8.5)%	(0.09)	(0.11)	(18.2)%

Core operating income, net of tax	$1,097	$1,175	(6.6)%	$2.34	$2.48	(5.6)%

For the three months ended March 31, 2018 and 2017, the tax expenses (benefits) related to the table above were $(2) million and $(37) million, respectively, for Chubb integration expenses; $(9) million and $(24) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(3) million and $(2) million, respectively, for adjusted net realized gains and losses; and $149 million and $191 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a very good quarter though it was impacted by a higher level of catastrophe losses. We produced world-class ex-CAT underwriting results, strong net investment income and good premium revenue growth while achieving better commercial P&C pricing in many of our businesses globally, which improved as the quarter went along, particularly in the U.S. Core operating income per share excluding CATs was up over 5%.

“Concentrated in two areas where we have meaningful presence – Montecito, California with the mudslides and the Northeast U.S. – the catastrophe losses this quarter were up $175 million pre-tax over prior year and contributed 5.8 points to our published P&C combined ratio of 90.1%. The current accident year combined ratio excluding CATs was 87.6% compared to 88.0% prior year. Adjusted net investment income was up 5%, and we expect the positive trend to continue due to our strong growth in invested assets and the rising yield environment.

“P&C net premium growth for the company was 5.8%. P&C premiums were up over 5% in our North America insurance business while internationally premium revenue was up 8.5% and benefited from a weaker dollar. I expect our growth to accelerate as the year goes along, particularly outside the U.S.

“Commercial P&C pricing for the business we wrote in the quarter continued to improve in the U.S. and a number of territories outside the U.S. We achieved some of the best pricing in quite some time, and it improved as we moved through the quarter. In some classes, customer segments and territories we are observing a clear direction in price firming; in others it’s more chaotic.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2018 were as follows:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2018	2017	Change
P&C
Net premiums written (including favorable FX of 2.4 pts)	$6,545	$6,186	5.8%
Underwriting income	$642	$783	(18.1)%
Combined ratio	90.1%	87.5%
Current accident year underwriting income excluding catastrophe losses	$813	$758	7.2%
Current accident year combined ratio excluding catastrophe losses	87.6%	88.0%

Global P&C (excludes Agriculture)
Net premiums written (including favorable FX of 2.5 pts)	$6,437	$6,125	5.1%
Underwriting income	$540	$690	(21.9)%
Combined ratio	91.6%	89.0%
Current accident year underwriting income excluding catastrophe losses	$786	$739	6.3%
Current accident year combined ratio excluding catastrophe losses	87.8%	88.2%

•	Net premiums earned increased 3.8%.
•	Total pre-tax and after-tax catastrophe losses were $380 million (5.8 percentage points of the combined ratio) and $303 million, respectively, compared with $206 million (3.3 percentage points of the combined ratio) and $164 million, respectively, last year. Pre-tax catastrophe losses, net of reinsurance and including reinstatement premiums, included $195 million for the northeast winter storms, $125 million for the California mudslides and $60 million for all other catastrophe losses globally in the quarter.
•	Total pre-tax and after-tax favorable prior period development were $209 million (3.3 percentage points of the combined ratio) and $166 million, respectively, compared with $231 million (3.8 percentage points of the combined ratio) and $155 million, respectively, last year.
•	Adjusted net investment income was $877 million, up 4.9%, which was just above the guidance range due to increased call activity in the company’s corporate bond portfolio.
•	Operating cash flow was $551 million.
•	Merger-related actions are projected to total $150 million for the year, of which $48 million, or 32%, were taken in the first quarter.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2018 are presented below:

Chubb Limited	Q1	Q1
(in millions of U.S. dollars except for percentages)	2018	2017	Change
Total North America P&C Insurance
Net premiums written	$3,968	$3,775	5.1%
Net premiums written – excluding merger-related actions			6.1%
Combined ratio	88.8%	82.4%
Current accident year combined ratio excluding catastrophe losses	84.7%	85.2%

North America Commercial P&C Insurance
Net premiums written	$2,812	$2,730	3.0%
Net premiums written – excluding merger-related actions			4.4%
Net premiums written – Major account retail and excess and surplus (E&S) wholesale			3.6%
Net premiums written – Middle market			2.4%
Combined ratio	86.2%	84.8%
Current accident year combined ratio excluding catastrophe losses	87.0%	87.9%

North America Personal P&C Insurance
Net premiums written	$1,048	$984	6.5%
Combined ratio	104.2%	84.2%
Current accident year combined ratio excluding catastrophe losses	79.7%	78.3%

North America Agricultural Insurance
Net premiums written	$108	$61	76.2%
Current accident year combined ratio excluding catastrophe losses	67.7%	74.6%

Overseas General Insurance
Net premiums written (including favorable FX of 6.4 pts)	$2,384	$2,212	7.8%
Combined ratio	90.4%	95.3%
Current accident year combined ratio excluding catastrophe losses	90.7%	92.1%

•	North America Commercial P&C Insurance: Net premiums written in the middle market division increased 2.4%. This growth reflects a 3.5% increase in P&C lines and a decline of 0.6% in financial lines. Net premiums written in the small commercial division increased 1.9%.
•	North America Agricultural Insurance: Net premiums written were $108 million, an increase of $47 million over the prior year, driven by higher crop premiums, reflecting less premium returned to the U.S. government based on premium-sharing formulas, and increased new business. Underwriting income of $102 million in the quarter included $76 million of favorable prior period development.
•	Global Reinsurance: Net premiums written decreased 3.0%, or 4.8% in constant dollars. The combined ratio was 69.5%, compared with 82.1%. The current accident year combined ratio excluding catastrophe losses was 77% in both years.

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Chubb Limited News Release

•	Life Insurance: Segment income was $64 million, compared to $62 million, which included International life insurance income of $17 million, up $4 million, or 32.5%. International life insurance net premiums written and deposits collected increased 12.8% in constant dollars. Net premiums written in Combined Insurance North America increased 7.8%.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2018, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, April 25, 2018, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-289-0438 (within the United States) or 323-994-2083 (international), passcode 5106687. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, May 9, 2018, and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Helen Wilson: (441) 299-9283; helen.wilson@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange (FX)). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets of $71 million in Q1 2018. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax excludes adjusted realized gains and losses, Chubb integration expenses, and the amortization of the fair value adjustments of acquired debt and invested assets related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. We also exclude Chubb integration expenses related to the acquisition due to the size, complexity, and volume of this acquisition, which may not be indicative of such

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Chubb Limited News Release

future costs. We believe that excluding the Chubb integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income mean net of tax, whether or not noted.

Core operating income excluding catastrophe losses excludes the impact of catastrophe losses due to the significant size and number of these events in Q1 2018 which could obscure the underlying operating results. We believe this measure provides a better evaluation of our operating performance and enhances the understanding of the trends in our property and casualty business. Core operating income with expected level of catastrophe losses is a non-GAAP financial measure which excludes catastrophe losses above expected level. The adjustment for normalized catastrophe activity reduces the unusually large impact of catastrophe activity in Q1 2018 which could obscure our underlying performance. Core operating income, Core operating income excluding catastrophe losses and Core operating income with expected level of catastrophe losses should not be viewed as a substitute for net income determined in accordance with GAAP.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations.

Current accident year P&C combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life gross and net premiums written and deposits collected and Life Insurance gross and net premiums written measures presented in this release includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Core operating return on equity (ROE) or ROE calculated using core operating income are annualized financial measures. The ROE numerator includes income adjusted to exclude after-tax adjusted net realized gains (losses), Chubb integration expenses, and the amortization of the fair value adjustment of acquired invested assets and long-term debt. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. Core operating ROE is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Net premiums written excluding merger-related actions is a non-GAAP performance measure. Since the acquisition of the Chubb Corp, we have entered into new reinsurance agreements with third-party reinsurers for the Chubb Corp businesses and have taken other merger-related actions, including exiting certain types of business that do not meet our

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Chubb Limited News Release

underwriting standards or adhere to our risk diversification strategy. We believe that this measure is meaningful to evaluate trends in our underlying business on a comparable basis.

Tangible book value per common share, net of tax is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. The intangibles related to the Chubb Corp acquisition are excluded from the tangible book value per share calculation net of tax. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from core operating income in order to enhance the understanding of our results of underwriting operations as they are heavily influenced by, and fluctuate in part according to, market conditions.

Chubb integration expenses include all internal and external costs directly related to the integration activities of the Chubb Corp acquisition, consisting primarily of personnel-related expenses, including severance and employee retention and relocation; consulting fees; and advisor fees.

See reconciliation of Non-GAAP Financial Measures on pages 28-31 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, net investment income, and effective tax rate.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2018 performance and growth opportunities, pricing, taxes, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2018	December 31 2017
Assets
Investments	$102,105	$102,444
Cash	1,988	728
Insurance and reinsurance balances receivable	9,570	9,334
Reinsurance recoverable on losses and loss expenses	14,982	15,034
Goodwill and other intangible assets	22,123	22,054
Other assets	18,013	17,428

Total assets	$168,781	$167,022

Liabilities
Unpaid losses and loss expenses	$63,139	$63,179
Unearned premiums	15,495	15,216
Other liabilities	38,860	37,455

Total liabilities	$117,494	$115,850

Shareholders’ equity
Total shareholders’ equity	51,287	51,172

Total liabilities and shareholders’ equity	$168,781	$167,022

Book value per common share	$110.10	$110.32
Tangible book value per common share	$65.65	$65.87
Book value per common share excluding cumulative translation losses (1)	$111.83	$112.88
Tangible book value per common share excluding cumulative translation losses (1)	$67.17	$67.84

(1)	Cumulative translation losses were $809 million in 2018 ($710 million on tangible and $99 million on intangible net assets) and $1.2 billion in 2017 ($914 million on tangible and $273 million on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2018	2017
Gross premiums written	$8,733	$8,401
Net premiums written	7,104	6,710
Net premiums earned	7,027	6,772
Losses and loss expenses	4,102	3,789
Policy benefits	151	168
Policy acquisition costs	1,464	1,397
Administrative expenses	692	676
Net investment income	806	745
Net realized gains (losses)	(2)	(7)
Interest expense	157	154
Other income (expense):
Gains (losses) from separate account assets	6	30
Other	41	40
Amortization of purchased intangibles	85	64
Chubb integration expenses	10	111
Income tax expense	135	128

Net income	$1,082	$1,093

Diluted earnings per share:
Net income	$2.30	$2.31
Core operating income	$2.34	$2.48

Weighted average diluted shares outstanding	469.5	472.7

P&C combined ratio
Loss and loss expense ratio	60.0%	57.4%
Policy acquisition cost ratio	20.6%	20.5%
Administrative expense ratio	9.5%	9.6%

P&C combined ratio	90.1%	87.5%

P&C underwriting income	$642	$783

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2018	2017
Gross Premiums Written
North America Commercial P&C Insurance	$3,678	$3,653
North America Personal P&C Insurance	1,181	1,145
North America Agricultural Insurance	205	167
Overseas General Insurance	2,872	2,674
Global Reinsurance	205	212
Life Insurance (1)	971	860

Total	$9,112	$8,711

Net Premiums Written
North America Commercial P&C Insurance	$2,812	$2,730
North America Personal P&C Insurance	1,048	984
North America Agricultural Insurance	108	61
Overseas General Insurance	2,384	2,212
Global Reinsurance	193	199
Life Insurance (1)	938	834

Total	$7,483	$7,020

Net Premiums Earned
North America Commercial P&C Insurance	$3,029	$3,041
North America Personal P&C Insurance	1,140	1,086
North America Agricultural Insurance	43	14
Overseas General Insurance	2,107	1,936
Global Reinsurance	168	189
Life Insurance	540	506

Total	$7,027	$6,772

Segment income (loss)
North America Commercial P&C Insurance	$927	$937
North America Personal P&C Insurance	8	222
North America Agricultural Insurance	102	92
Overseas General Insurance	336	229
Global Reinsurance	122	96
Life Insurance	64	62
Corporate	(144)	(106)

Total	$1,415	$1,532

(1)	Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in Q1 2018 ($379 million) and Q1 2017 ($310 million).

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